Exhibit (p)(4)

 Code of Ethics of Asset Management, Inc.

 ASSET MANAGEMENT, INC.

CODE OF ETHICS

I. Introduction and Basic Duties

AMI is a registered investment adviser and acts as investment adviser or sub adviser to one or more investment companies registered under the 1940 Act (each a "Fund") and other clients. Capitalized terms in this Code are defined in Appendix I to this Code.

This Code is based on the principle that AMI directors, officers and employees have a fiduciary duty to place the interests of clients ahead of their own interests, and must avoid even the appearance of a conflict. Thus, AMI seeks strict adherence to fiduciary standards and compliance with all applicable Federal and state securities laws. This Code applies to all Access Persons. At all times, Access Persons must:

1. Place the interests of clients first Access Persons must scrupulously avoid serving their own personal interests ahead of client interests. An Access Person may not induce a client to take action, or not to take action, for personal benefit, rather than for the benefit of a client. .

2. Avoid taking inappropriate advantage of their positions. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

            3. Conduct all personal Securities Transactions in compliance with this Code.  However, technical compliance with this Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

4. Maintain confidentiality of trading information. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of a client, except to persons whose duties require knowledge of the information.

5. Refrain from exploiting corporate opportunities for personal benefit Access Persons may not take personal advantage of any opportunity properly belonging to a client or AMI. This includes, but is not limited to, acquiring Securities for one's own account that otherwise would be acquired for a client.

6. Refrain from exerting undue influence. Access Persons may not cause or attempt to cause a client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person.

Most standards in this Code apply to all Access Persons because these persons have access to portfolio trading data. Somewhat stricter standards apply to Investment Personnel because they are more directly involved in portfolio trading activities and they have the most direct ability to influence the trading activities of clients.

This Code does not attempt to identify all possible conflicts of interests. In addition to the specific prohibitions in this Code, Access Persons also are prohibited from engaging in any act or practice that would defraud clients, including the following:

(a)  Making any untrue statement of a material fact, or creating materially misleading impressions by omitting to state or failing to provide any information necessary to make any statements made, in light of the circumstances in which they are made, not misleading;

(b)  Making investment decisions other than exclusively for the benefit of and in the best interest of a client;

(c)  Using information about investment or trading decisions to benefit or avoid economic injury to an Access Person, AMI or anyone other than a client;

(d)  Taking, delaying or omitting to take any action with respect to any recommendation or investment or trading decision for a client in order to avoid economic harm to an Access Person or anyone other than a client;

(e)   Purchasing or selling a Security on the basis of knowledge of a possible trade by or for a client;

(t)   Revealing to any other person (except in the normal course of duties) any information regarding transactions by a client or the consideration by any. client of any such Securities Transactions; or

(g)  Engaging in any manipulative practice with respect to any client.

II.   Personal Securities Transactions

A. Reporting Requirements

1. Initial and Annual Disclosure of Personal Holdings by Access Persons.

Upon designation as an Access Person and thereafter on an annual basis during the month of January, all Investment Personnel must disclose in writing to the Compliance Officer all Securities in which they have a Beneficial Interest. In lieu of such reports, the Access Person can submit to the Compliance Officer duplicate copies of appropriate periodic statements of each brokerage account in which such access has a beneficial interest.

2. Quarterly Transaction Reporting Requirements. Every Access Person must report to the Compliance Officer in writing within ten days after a calendar quarter the following information regarding every Securities Transaction during that quarter in which such person has a Beneficial Interest: (a) the date of the trade, the title and, as applicable, the interest rate, maturity date, the number of shares and the principal amount of the Security at issue; (b) the nature of the transaction (i.e., a purchase, sale or other transaction); ( c) the price at which the transaction was executed; (d) the name of the broker, dealer or bank executing the transaction; and (e) the date of the report. In lieu of such separate reports, the Access Person can submit to the Compliance Officer duplicate copies duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such Access Person has a Beneficial Interest.

3. Account Reporting Requirements. Within 10 days of initial designation as an Access Person and annually thereafter, every Access Person must report to the Compliance Officer the account number, account name and brokerage firm of each Securities account in which the Access Person has a Beneficial Interest.

4. Availability of Reports. All information supplied pursuant to this Code may be made available for inspection by the SEC.

5. Exemptions.  The following Securities need nto be reported on any report required by this Code:  registered open-end investment companies; direct obligations of the U.S. Government; and bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments; and repurchase agreements.

B.  Pre-Clearance Requirements

        1.  Initial Public Offerings (Investment Personnel only).    Any acquisition of a Beneficial Interest by Investment Personnel in an Initial Public Offering (other than a registered open-end investment company), must be pre-cleared with the Compliance Officer.

        2.  Limited Offering (Investment Personnel only).  Any acquisition of a Beneficial Interest by Investment Personel in a Limited Offering must be pre-cleared with the Compliance Officer.

        3.   Record of Pre-clearance. The Compliance Officer shall maintain a record of each pre-clearance approval, and the reasons supporting that action.

(c)     Prohibited Transactions.

The following Securities Transactions are prohibited:

1. Pending Buy or Sell Orders. Any purchase or sale of Securities by an Access Person on any day during which a client has a pending buy or sell order in the same Security (or equivalent Security) until that order is executed or withdrawn (unless the Compliance Officer deems the proposed Access Person transaction to be immaterial).

            2. Intention to Buy or Sell for a Client. Purchases or sales of Securities by an Access Person at a time when that AccessPerson intends, or knows of another's intention, to purchase or sell that Security (or an equivalent security) on behalf of a client (unless the Compliance Officer deems the proposed Access Person transaction to be immaterial). This prohibition applies whether the Securities Transaction is in the same direction (e.g., two purchases) or the opposite direction (a purchase and sale) as the transaction of a client.

3. Inside Information. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security.

4. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

5. Others. Any other transactions deemed by the Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of fraud or impropriety.

III.  Compliance with this Code of Ethics

A. Compliance Officer Review

1. Investigating Violations of this Code. The Compliance Officer is responsible for reviewing all reports submitted in accordance with this Code.

2. Annual Reports. The Compliance Officer will submit to the Board of Directors of the Funds, at least annually, a written report:

a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

b. Identifying any material violations of this Code and any significant remedial action imposed in response to the material violation during the past year;

c. Identifying any recommended changes in existing restrictions or procedures based on its experience under this Code, evolving industry practices, or developments in applicable laws or regulations; and.

d. CertifYing that AMI has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

B. Sanctions. If the AMI Board of Directors determines that an Access Person has violated this Code, it may impose sanctions, if any, that it deems appropriate, such as a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, referral of the matter to regulatory authorities, and termination of the employment. The AMI Board of Directors also may require the Access Person to reverse the trades in question and forfeit any profit or absorb any loss. Any profit shall be calculated by the AMI Board of Directors and shall be forwarded to a charitable organization selected by the AMI Board of Directors. No member of the Board of Directors of AMI may review his or her own transaction.

C. Exceptions to the Code. The Compliance Officer may grant exceptions to the requirements of the Code on a case-by-case basis if the Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse.

D. Acknowledgement of Receipt of Code. Upon becoming an Access Person, and at least annually thereafter in January, each Access Person shall review and execute the "Acknowledgement of receipt of Code of Ethics" attached hereto as Appendix II.

Dated: July 23, 2001

Appendix I

DEFINITIONS

"Access Person" Means:

(1)  every director or officer of AMI;

 (2)  every employee of AMI who, in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund;

(3)  every natural person in a control relationship with AMI who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security, prior to its dissemination or prior to the execution of all resulting trades; and

(4)  such other persons as the Compliance Officer shall designate.

Any uncertainty as to whether an individual is an Access Person will be resolved in accordance with, and this definition shall be subject to, the defenition of "Access Person" found in Rule 17j-l (a)(I) under the 1940 Act.

            "AMI" means Asset Management, Inc.

"Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her immediate family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and. controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Officer. Such questions will he resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" in 'Rules 16a-l(a)(2) and (5) under the Securities Exchange Act of 1934.

            "Code" means this Code of Ethics, as it may be amended from time to time.

"Compliance Officer" means the Compliance Officer of AMI as designated from time-to- time by AMI's. President and any persol1designated by the compliance officer to fulfill the Compliance Officer's duties with respect to the Compliance Officer designated by the President and/or other persons.

"Fund" means a registered investment company for which AMI serves as either the investment adviser or subadviser.

"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

"Investment Personnel" and "Investment Person" mean each Portfolio Manager, any employees who are authorized to make investment decisions for a Fund, and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager's decisions. .

"Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

"1940 Act" means the Investment Company Act of 1940, as amended.

"Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund.

"SEC" means the Securities and Exchange Commission.

"Security" includes stocks, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. "Security" does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of this Code.

"Securities Transaction" means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.